Exhibit 99.1

WCI COMMUNITIES, INC.
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA
DECEMBER 31, 2004

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of WCI Communities, Inc:

We have completed an integrated audit of WCI Communities, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of WCI Communities, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Exhibit 99.2, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

1

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Miami, Florida
February 28, 2005, except for Note 22
as to which the date is May 9, 2005

2

WCI Communities, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2004	2003
Assets
Cash and cash equivalents	$101,973	$95,005
Restricted cash	158,694	98,655
Contracts receivable	758,406	546,696
Mortgage notes and accounts receivable	93,130	102,953
Real estate inventories	1,477,966	1,105,866
Property and equipment	176,589	168,920
Investment in joint ventures	51,964	54,919
Other assets	54,904	51,053
Goodwill	51,567	28,940
Other intangible assets	7,199	7,625

Total assets	$2,932,392	$2,260,632

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$372,270	$316,570
Customer deposits	382,610	231,142
Income taxes payable	74,122	57,383
Community development district obligations	48,950	46,013
Senior unsecured credit facility	190,730	—
Mortgages and notes payable	150,238	46,918
Senior subordinated notes	678,321	678,859
Contingent convertible senior subordinated notes	125,000	125,000

	2,022,241	1,501,885

Minority interests	16,340	—

Commitments and contingencies (Note 19)

Shareholders’ equity:
Common stock, $.01 par value; 100,000 shares authorized, 45,305 and 44,776 shares issued, respectively	453	447
Additional paid-in capital	288,122	279,173
Retained earnings	613,318	493,115
Treasury stock, at cost, 693 and 1,132 shares, respectively	(8,082)	(13,795)
Accumulated other comprehensive loss	—	(193)

Total shareholders’ equity	893,811	758,747

Total liabilities and shareholders’ equity	$2,932,392	$2,260,632

The accompanying notes are an integral part of these consolidated financial statements.

3

WCI Communities, Inc.
Consolidated Statements of Income
(In thousands, except per share data)

	For the years ended
	December 31,
	2004	2003	2002
Revenues
Homebuilding	$1,591,695	$1,243,789	$1,014,303
Real estate services	141,591	113,893	90,226
Other	72,331	94,523	107,280

Total revenues	1,805,617	1,452,205	1,211,809

Costs of Sales

Homebuilding	1,204,781	917,268	727,780
Real estate services	119,886	95,288	77,998
Other	66,289	77,659	71,054

Total costs of sales	1,390,956	1,090,215	876,832

Gross margin	414,661	361,990	334,977

Other Income and Expenses
Equity in losses (earnings) from joint ventures	1,206	(607)	410
Other income	(26,250)	(5,075)	(5,745)
Hurricane costs, net of actual and estimated insurance recoveries of $9,000	1,236	—	—
Selling, general, administrative and other	170,208	140,159	117,578
Interest expense, net	43,443	34,842	31,161
Real estate taxes, net	12,607	11,650	7,591
Depreciation and amortization	13,717	11,211	9,092
Expenses related to early repayment of debt	—	—	3,282

Income before minority interests and income taxes	198,494	169,810	171,608
Minority interests	1,204	—	—

Income before income taxes	197,290	169,810	171,608
Income tax expense	77,087	64,250	66,792

Net income	$120,203	$105,560	$104,816

Earnings per share:
Basic	$2.72	$2.41	$2.45
Diluted	$2.62	$2.34	$2.37

Weighted average number of shares:
Basic	44,219	43,831	42,805
Diluted	45,859	45,206	44,248

The accompanying notes are an integral part of these consolidated financial statements.

WCI Communities, Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(In thousands)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury
	Shares	Amount	Capital	Earnings	Loss	Stock	Total
Balance at December 31, 2001	36,382	$365	$139,193	$282,739	$(2,457)	$(795)	$419,045
Issuance of common stock, net	7,935	79	138,122	—	—	—	138,201
Exercise of stock options	99	1	597	—	—	—	598
Comprehensive income:
Net income	—	—	—	104,816	—	—	104,816
Change in fair value of derivatives, net of tax		—	—	—	828	—	828

Total comprehensive income							105,644

Balance at December 31, 2002	44,416	445	277,912	387,555	(1,629)	(795)	663,488
Exercise of stock options	228	2	1,379	—	—	—	1,381
Stock-based compensation	47	—	(118)	—	—	734	616
Purchase of treasury stock	(1,047)	—	—	—	—	(13,734)	(13,734)
Comprehensive income:
Net income	—	—	—	105,560	—	—	105,560
Change in fair value of derivatives, net of tax	—	—	—	—	1,436	—	1,436

Total comprehensive income							106,996

Balance at December 31, 2003	43,644	447	279,173	493,115	(193)	(13,795)	758,747
Reissuance of common stock in connection with acquisition	439	—	4,288	—	—	5,712	10,000
Exercise of stock options	504	5	3,811	—	—	—	3,816
Stock-based compensation	25	1	850	—	—	1	852
Comprehensive income:
Net income	—	—	—	120,203	—	—	120,203
Change in fair value of derivatives, net of tax	—	—	—	—	193	—	193

Total comprehensive income							120,396

Balance at December 31, 2004	44,612	$453	$288,122	$613,318	$—	$(8,082)	$893,811

The accompanying notes are an integral part of these consolidated financial statements.

WCI Communities, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended
	December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$120,203	$105,560	$104,816
Adjustments to reconcile net income to net cash used in operating activities:
Expenses related to early repayment of debt	—	—	3,282
Deferred income taxes	17,684	1,007	4,870
Hurricane costs, net	1,236	—	—
Depreciation and amortization	16,640	13,723	11,843
Losses (earnings) from investment in joint ventures	1,206	(607)	410
Minority interests	1,204	—	—
Stock-based compensation	852	616	—
Changes in assets and liabilities:
Restricted cash	(53,280)	(78,078)	(1,462)
Contracts receivable	(211,710)	(31,675)	(115,305)
Mortgage notes and accounts receivable	14,522	(18,355)	(25,824)
Real estate inventories	(212,611)	(75,741)	(153,756)
Other assets	(1,656)	(5,551)	(4,095)
Accounts payable and other liabilities	25,773	30,093	39,175
Customer deposits	146,039	47,602	20,979
Income taxes payable	14,203	2,967	(4,471)

Net cash used in operating activities	(119,695)	(8,439)	(119,538)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(53,517)	—	—
Additions to property and equipment, net	(42,303)	(52,949)	(41,843)
Purchase of assets of real estate brokerages	—	(630)	(309)
Distributions from (contributions to) joint ventures, net	5,249	(6,885)	(9,982)

Net cash used in investing activities	(90,571)	(60,464)	(52,134)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows (Continued)
(In thousands)

	For the years ended
	December 31,
	2004	2003	2002
Cash flows from financing activities:
Repayments on senior secured credit facility	$—	$—	$(250,000)
Net borrowings (repayments) on senior unsecured credit facility	190,730	(44,935)	44,935
Proceeds from borrowings on mortgages and notes payable	429,281	131,945	174,434
Repayment of mortgages and notes payable	(397,707)	(217,251)	(131,605)
Proceeds from issuance of senior subordinated notes	—	125,000	200,000
Proceeds from issuance of contingent convertible senior subordinated notes	—	125,000	—
Debt issue costs	(7,894)	(6,015)	(7,445)
Advances from community development districts	22,124	21,022	2,592
Payments to community development districts	(12,928)	(8,294)	(8,242)
Contributions from minority interests	2,100	—	—
Distributions to minority interests	(12,288)	—	—
Proceeds from issuance of common stock, net	—	—	138,201
Proceeds from exercise of stock options	3,816	1,381	598
Purchase of treasury stock	—	(13,734)	—

Net cash provided by financing activities	217,234	114,119	163,468

Net increase (decrease) in cash and cash equivalents	6,968	45,216	(8,204)

Cash and cash equivalents at beginning of year	95,005	49,789	57,993

Cash and cash equivalents at end of year	$101,973	$95,005	$49,789

The accompanying notes are an integral part of these consolidated financial statements.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

1.	Significant Accounting Policies

A summary of the significant accounting principles and practices used in the preparation of the consolidated financial statements follows.

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of WCI Communities, Inc. (the Company), its wholly owned subsidiaries and certain joint ventures in which the Company has the ability to exercise control. The equity method of accounting is applied in the accompanying consolidated financial statements with respect to those investments in joint ventures in which the Company has less than a controlling interest, has substantive participating rights, or is not the primary beneficiary as defined in FIN 46-R, Consolidation of Variable Interest Entities. All material intercompany balances and transactions are eliminated in consolidation.

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue and Profit Recognition

Single- and multi-family (traditional) homebuilding revenue is recognized at the time of closing under the completed contract method. The related profit is recognized when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred until such requirements are met and the related sold inventory is classified as completed inventory.

Revenue for tower residences under construction is recognized on the percentage-of-completion method. Revenue is recorded as a portion of the value of non-cancelable tower unit contracts when construction of each building is beyond a preliminary stage, the buyer is committed to the extent of being unable to require a full refund except for non-delivery of the residence, a substantial percentage of residences are under non-cancellable contracts, collectibility of the sales prices are reasonably assured and costs can be reasonably estimated. Revenue recognized is calculated based upon the percentage of total costs incurred in relation to estimated total costs. The percentage-of-completion method is applied since we meet the applicable requirements under SFAS 66, Accounting for Sales of Real Estate. Any amounts due under sales contracts, to the extent recognized as revenue, are recorded as contracts receivable. The Company expects to collect contracts receivable of $453,298 and $311,133 in 2005 and 2006, respectively. We review the collectibility of contracts receivable on a quarterly basis and provide for estimated losses due to potential customer defaults. Contracts receivable includes an allowance of $6,025 and $4,180 for estimated losses due to potential customer defaults at December 31, 2004 and 2003, respectively. Any sales after the completion of tower residence construction are recorded as revenue on the completed contract method.

Real estate services revenue primarily includes realty brokerage, mortgage banking and title operations. Realty brokerage and title revenues are recognized upon closing of a sales contract. Mortgage banking revenues include premiums and fees associated with the qualification, processing and placement of mortgage loans with third-party investors and are recognized as revenues when the earnings process is complete. Interest income, net of related interest expense, is accrued on mortgage loans from the date of the note until the loan is sold. The Company records sales of mortgage loans at the time the purchaser acquires the risks and rewards of ownership and the Company has surrendered control over the loans and received all cash payments. The sales of these mortgages are at prices established in commitments obtained from mortgage investors prior

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

to the time the mortgages are originated. Gains and losses are recognized based upon the difference between the sales proceeds and the basis of the loan sold, adjusted for net deferred loan fees and certain direct costs. Loan origination fees and costs are deferred and recognized upon sale of the related loans.

Revenues from amenity operations include the sale of equity memberships and marina slips, non-equity memberships, billed membership dues and fees for services provided. Equity membership and marina slip sales are recognized at the time of closing. Equity membership sales and the related cost of sales are initially recorded under the cost recovery method. Revenue recognition for each equity club program is reevaluated on a periodic basis based upon changes in circumstances. If the Company can demonstrate that it is likely to recover proceeds in excess of remaining carrying value, the full accrual method is then applied. Dues are billed on an annual basis in advance and are recorded as deferred revenue and then recognized as revenue ratably over the term of the membership year. Revenues for services are recorded when the service is provided.

Revenue from land sales is recognized at the time of closing. The related profit is recognized in full when collectibility of the sales price is reasonably assured and the earnings process is substantially complete. When a sale does not meet the requirements for income recognition, profit is deferred under the deposit method and the related inventory is classified as completed inventory. The deferred income is recognized as the Company’s involvement is completed.

Sales incentives such as reductions in listed sales prices of homes, tower units, golf club memberships and marina slips are classified as a reduction of revenue. Sales incentives such as free products or services are classified as cost of sales.

Real Estate Inventories and Cost of Sales

Real estate inventories consist of land and land improvements, investments in amenities and tower residences and homes that are under construction or completed. Total land and common development costs are apportioned to each home, lot, amenity or parcel on the relative sales value method, while site specific development costs are allocated directly to the benefited land. Investments in amenities include clubhouses, golf courses, marinas, tennis courts and various other recreation facilities that the Company intends to recover through equity membership and marina slip sales.

The Company constructs amenities in conjunction with the development of certain planned communities and accounts for related costs in accordance with SFAS 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects. Amenities are either transferred to common interest realty associations (CIRAs), equity membership clubs, or retained and operated. The cost of amenities conveyed to a CIRA are classified as a common cost of the community and included in real estate inventories. These costs are allocated to cost of sales on the basis of the relative sales value of the homes sold. Cost of amenities retained and operated by the Company are accounted for as property and equipment.

Real estate inventories considered held for sale, including completed tower residences and homes, are carried at the lower of cost or fair value less cost to sell. Whenever events or circumstances indicate that the carrying value of real estate inventories considered held and used, including land and land improvements, investments in amenities and tower residences and homes under development, may not be recoverable, impairment losses are recorded and the related assets are adjusted to their estimated fair value.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Capitalized Interest and Real Estate Taxes

Interest and real estate taxes incurred relating to land under development and construction of tower residences are capitalized to real estate inventories during the active development period. Interest incurred relating to the construction of amenities is capitalized to real estate inventories for equity membership clubs or property and equipment for clubs to be retained and operated by the Company. Interest and real estate taxes capitalized to real estate inventories are amortized to costs of sales as related homes, lots, amenity memberships and parcels are sold. For tower buildings, capitalized interest and real estate taxes are amortized to costs of sales under the percentage-of-completion method. Interest capitalized to property and equipment is depreciated on the straight-line method over the estimated useful lives of the related assets.

The following table is a summary of interest expense, net, and real estate taxes, net:

	For the years ended
	December 31,
	2004	2003	2002
Total interest incurred	$81,448	$70,608	$65,964
Debt issue cost amortization	3,461	3,050	3,290
Interest capitalized	(41,466)	(38,816)	(38,093)

Interest expense, net	$43,443	$34,842	$31,161

Previously capitalized interest included in cost of sales	$29,447	$28,040	$20,940

Real estate taxes incurred	$17,651	$15,337	$12,750
Real estate taxes capitalized	(5,044)	(3,687)	(5,159)

Real estate taxes, net	$12,607	$11,650	$7,591

Previously capitalized real estate taxes included in cost of sales	$3,623	$3,051	$2,801

Warranty

The Company provides its single- and multi-family home buyers with a one to three year limited warranty, respectively for all material and labor and a ten year warranty for certain structural defects. The Company provides its tower home buyers a three year warranty for the unit and common elements of the tower.

Since the Company subcontracts traditional and tower homebuilding work to subcontractors who provide it with an indemnity, claims relating to workmanship and materials are generally the primary responsibility of the subcontractors. Warranty reserves have been established by charging cost of sales and crediting a warranty liability. The amounts charged are estimated by management to be adequate to cover expected warranty-related costs under all unexpired warranty obligation periods. The Company’s warranty cost accruals are based upon historical warranty cost experience and are adjusted as appropriate to reflect qualitative risks associated with the types of towers and homes built.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

The following table presents the activity in the Company’s warranty liability account for the year ended December 31, 2004:

Warranty liability at December 31, 2003	$4,785
Company acquisition	2,600
Warranty costs accrued and incurred	16,748
Warranty costs paid	(13,556)

Warranty liability at December 31, 2004	$10,577

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments with an original purchased maturity of three months or less as cash equivalents. Restricted cash consists principally of escrow accounts representing customer deposits restricted as to use. Cash as of December 31, 2004 and 2003 included $57,679 and $56,044, respectively, of amounts in transit from title companies for transactions closed at or near year-end.

Property and Equipment

Property and equipment, including amenities retained and operated by the Company, are recorded at cost less accumulated depreciation and are depreciated on the straight-line method over their estimated useful lives. If an operating amenity is converted to an equity club, the related assets are reclassified from property and equipment to real estate inventories, depreciation is ceased and accounted for in accordance with SFAS 144. Upon reclassification, the sale of equity memberships and the recognition of related cost of sales is determined in the same manner as other amenities that are being sold through an equity membership program. Provisions for impairment are recorded when estimated future undiscounted cash flows from operations and projected sales proceeds are less than the net carrying value.

Expenditures for maintenance and repairs are charged to expense as incurred. Costs of major renewals and improvements, which extend useful lives, are capitalized.

Other Assets

Other assets primarily consist of prepaid expenses, acquisition deposits and debt issue costs. Debt issue costs, principally loan origination and related fees, are deferred and amortized over the life of the respective debt using the straight-line method, which approximates the effective interest method.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the Company’s cost of business operations acquired over the fair value of identifiable assets acquired net of liabilities assumed. In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill and certain identifiable intangible assets with indefinite useful lives are no longer amortized over their expected lives (see Note 9) but are subject to annual impairment tests. In the event facts and circumstances indicate the carrying value of goodwill is impaired, it would be written down to its estimated fair value.

The Company currently has one identifiable intangible asset with an estimated finite useful life of 30 years. The asset was acquired through an acquisition and is being amortized on the straight-line basis over its estimated useful life.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Accounts Payable and Other Liabilities

Accounts payable and other liabilities primarily consist of the following:

	December 31,
	2004	2003
Accounts payable	$188,770	$145,439
Contract retainage	33,734	30,252
Accrued interest	22,285	22,479
Land purchase obligations	9,514	44,098
Escrow liabilities	53,614	18,198
Deferred income	19,908	13,717
Other liabilities	44,445	42,387

	$372,270	$316,570

Customer Deposits

Customer deposits primarily represents amounts received from customers under real estate sales contracts.

Debt

For the years ended December 31, 2004 and 2003, aggregate debt had a weighted average annual effective interest rate of 7.5% and 8.3%, respectively.

Derivative Instruments and Hedging Activities

Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income, and recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.

The Company’s strategy was to hedge the risk of variability in the cash flows attributable to changes in the benchmark interest rate related to a portion of the Company’s variable rate debt. The Company recognized gains or losses for amounts received or paid when the underlying transaction settles.

The Company had an interest rate swap agreement with counterparties that are major financial institutions. The interest rate swap agreement expired February 2004. The swap agreement was designated as a cash flow hedge and reflected at fair value in the consolidated balance sheet. The fair value of the interest rate swap agreement was estimated based on quoted market rates of similar financial instruments. The related gains or losses are recorded in stockholders’ equity as accumulated other comprehensive income or loss. Amounts to be received or paid as a result of swap agreements are recognized as adjustments to interest incurred on the related debt instruments.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash and cash equivalents, mortgage notes and accounts receivable, accounts payable and contract retainage, customer deposits, senior unsecured credit facilities, mortgage and notes payable, community development district obligations, senior subordinated debt and contingent convertible senior subordinated debt. For financial instruments other than senior subordinated debt, the

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

carrying amounts approximate their fair value because of their short maturity and in some cases because they bear interest at market rates. The estimated fair value of senior subordinated debt, including convertible debt, was $899,194 at December 31, 2004 and was based on dealer quotes.

Advertising Costs

Advertising costs consists primarily of television, radio, newspaper, direct mail, billboard, brochures and other media advertising programs. The Company expenses advertising costs as incurred to selling, general and administrative costs. Tangible advertising costs such as architectural models and visual displays are capitalized to property and equipment or real estate inventories. Advertising expense was approximately $30,243, $25,011 and $21,795 for the years ended December 31, 2004, 2003 and 2002, respectively.

Income Taxes

The Company accounts for income taxes in accordance SFAS 109, Accounting for Income Taxes. This approach requires recognition of income tax currently payable, as well as deferred tax assets and liabilities resulting from temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

Stock-Based Compensation

At December 31, 2004, the Company has two stock option plans, which are described more fully in Note 17. The Company has elected to use APB 25 and related interpretations in accounting for its stock option plans. No compensation costs are recorded upon issuance or exercise of stock options as the options were issued at the current market price of the stock on the date of grant. Had the Company elected to recognize compensation expense under the fair value method, pro forma net income would be as follows:

	For the years ended
	December 31,
	2004	2003	2002
Net income:
As reported	$120,203	$105,560	$104,816
Less: Total stock-based compensation expense, net of tax	(2,066)	(1,144)	(793)

Pro forma	$118,137	$104,416	$104,023

Earnings per share:
As reported
Basic	$2.72	$2.41	$2.45
Diluted	$2.62	$2.34	$2.37
Pro forma
Basic	$2.67	$2.38	$2.43
Diluted	$2.59	$2.32	$2.36

These pro forma amounts may not be representative of the effect on pro forma net income in future years, since the estimated fair value of stock options is amortized over the vesting period and additional options may be granted in future years.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123R, Share-Based Payment (SFAS 123R), which is a revision of SFAS 123 and supersedes APB 25 and SFAS 148. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

SFAS 123R applies to all awards granted after the required effective date (the beginning of the first interim or annual reporting period that begins after June 15, 2005) and to awards modified, repurchased, or cancelled after that date. As of the required effective date, all public entities that used the fair value based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of the retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. As a result, beginning July 1, 2005, the Company will adopt SFAS 123R and begin reflecting the stock option expense determined under fair value based methods in our income statement rather than as pro forma disclosure in the notes to the financial statements. The Company is currently reviewing the effect of this statement on its financial statements but does not believe it is material.

Employee Benefit Plan

Company employees who meet certain requirements as to age and service are eligible to participate in the Company’s 401(k) benefit plan. For the years ended December 31, 2004, 2003 and 2002, the Company’s expenses related to the plan were $2,297, $1,923 and $2,820, respectively.

Shareholders’ Equity

On February 7, 2002, the Company’s Board of Directors declared a 1.43408 for 1 stock split. Unless otherwise indicated, all references to the numbers of shares, options for purchase of common stock and per-share information in the financial statements and related notes have been adjusted to reflect this stock split on a retroactive basis.

On March 4, 2002, the Company’s shareholders approved an increase in the authorized number of shares from 50,000 to 100,000.

During March 2002, the Company issued 7,935 shares of common stock in a public offering realizing approximately $138,201 in aggregate net proceeds.

In addition to its common stock, the Company has 100,000 shares authorized of series common stock, $.01 par value per share, and 100,000 shares authorized of preferred stock, $.01 par value per share. No shares of series common stock or preferred stock are issued and outstanding.

Treasury stock is recorded at cost. Issuance of treasury shares is accounted for on a first-in, first-out basis. In April 2003, the Board of Directors approved the repurchase of up to 1,000 shares of the Company’s common stock. Pursuant to this authorization, 1,000 unregistered common shares were repurchased in a private transaction for an aggregate purchase price of approximately $13,000. In May 2004, the Company reissued

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

439 shares of the Company’s treasury common stock with a fair value of $10,000 in connection with the acquisition of Spectrum Communities (See Note 3).

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of stock options. All stock options outstanding for 2004 and 2003 were included in the computation of diluted earnings per share. Options to purchase 798 shares of common stock were excluded from the computation of diluted earnings per share for 2002 due to their antidilutive effect. The diluted weighted average shares did not include any contingent convertible shares. (See Note 12).

Information pertaining to the calculation of earnings per share for each of the three years ended December 31 is as follows:

	2004	2003	2002
Basic weighted average shares	44,219	43,831	42,805
Dilutive stock options	1,640	1,375	1,443

Diluted weighted average shares	45,859	45,206	44,248

Consolidated Statement of Cash Flows – Supplemental Disclosures

	For the years ended
	December 31,
	2004	2003	2002
Interest paid (net of amount capitalized)	$40,518	$29,194	$25,413

Net Federal and State taxes paid	$59,608	$59,643	$64,816

Non-monetary transactions during 2004, 2003 and 2002:

	2004	2003	2002
Land purchase obligations in connection with land acquisitions	$—	$44,098	$—
Notes payable in connection with land acquisitions	3,550	1,600	10,000
Real estate inventories transferred to property and equipment	—	1,355	8,083
Property and equipment transferred to real estate inventories	20,144	2,070	13,973
Community development district obligations assumed by end user	6,481	3,695	2,493
Change in estimated community development district obligations	222	7,296	1,541
Issuance of common stock in connection with acquisition	10,000	—	—

New Accounting Pronouncements

In March 2004, the Securities and Exchange Commission staff issued Staff Accounting Bulletin 105 (SAB 105). Existing accounting guidance requires an entity to record on its balance sheet the fair value of any

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

issued and outstanding mortgage loan commitments. SAB 105 requires that the fair value measurement include only differences between the guaranteed interest rate in the loan commitment and a market interest rate, excluding any future cash flows related to (i) expected fees to be received when the loan commitment becomes a loan, (ii) gains from selling the loan, or (iii) the servicing value created from the loan. The guidance in SAB 105 must be applied to mortgage loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The adoption of the guidance in SAB 105 did not have a material adverse effect on the Company’s financial position or results of operations.

In September 2004, the Emerging Issues Task Force (EITF) reached a final consensus on EITF Issue No. 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings per Share, which requires issuers of contingently convertible securities to include those securities in the calculation of diluted earnings per share (if dilutive) regardless of whether the contingency has been met. On October 13, 2004, the FASB ratified Issue No. 04-8 which will be effective for reporting periods ending after December 15, 2004, including the retroactive restatement of all diluted earnings per share calculations for all periods presented. The Company has amended the $125,000 contingent convertible senior subordinated notes (the 4% Notes) indenture to require the payment of cash for the original principal value of the 4% Notes upon conversion or redemption. Any conversion premium above original principal value could still be settled in cash or shares. The adoption of EITF Issue No. 04-8 did not have a material effect on the Company’s financial position or results of operations. However, if the Company’s stock price continues to increase above the conversion price of $27.57, additional shares related to the net share settlement option will be included in the determination of diluted earnings per share.

Concentration Risks

The Company’s operations are primarily in Florida and the Northeast United States (Northeast US) markets. Consequently, any significant economic downturn in the Florida and Northeast U.S. markets could potentially have an effect on the Company’s business, results of operations and financial condition.

Reclassification

Certain amounts in the prior years’ financial statements have been reclassified to conform to the current year’s presentation.

2. Segment Information

The Company operates in three principal business segments: Tower Homebuilding, Traditional Homebuilding, which includes sales of lots, and Real Estate Services, which includes real estate brokerage, mortgage banking, title and property management operations. Land Sales and Amenity Memberships and Operations have been disclosed for purposes of additional analysis. The amount of previously capitalized interest included in cost of sales of each segment, thereby reducing segment gross margin, is also presented for purposes of additional analysis. Asset information by business segment is not presented, since the Company does not prepare such information.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

				Real	Amenity
	Tower	Traditional		Estate	Membership		Segment
Year ended December 31, 2004	Homes	Homes	Lots	Services	and Operations	Land Sales	Totals
Revenues	$817,356	$753,328	$21,011	$141,591	$51,433	$20,898	$1,805,617

Gross margin	245,288	135,376	6,250	21,705	(3,486)	9,528	414,661

Previously capitalized interest included in cost of sales	16,938	9,510	1,544	—	47	1,408	29,447

				Real	Amenity
	Tower	Traditional		Estate	Membership		Segment
Year ended December 31, 2003	Homes	Homes	Lots	Services	and Operations	Land Sales	Totals
Revenues	$593,893	$624,219	$25,677	$113,893	$56,369	$38,154	$1,452,205

Gross margin	171,856	142,397	12,268	18,605	7,024	9,840	361,990

Previously capitalized interest included in cost of sales	13,201	10,479	2,205	—	252	1,903	28,040

				Real	Amenity
	Tower	Traditional		Estate	Membership		Segment
Year ended December 31, 2002	Homes	Homes	Lots	Services	and Operations	Land Sales	Totals
Revenues	$536,005	$461,270	$17,028	$90,226	$71,067	$36,213	$1,211,809

Gross margin	179,276	99,763	7,484	12,228	15,336	20,890	334,977

Previously capitalized interest included in cost of sales	9,993	8,835	1,375	—	147	590	20,940

See the consolidated statements of income for a reconciliation of gross margin to income before minority interests and income taxes for the years ended December 31, 2004, 2003 and 2002.

3. Acquisitions

On May 24, 2004, the Company acquired Spectrum Communities (Spectrum), a developer and homebuilder that currently operates in New York, New Jersey and Connecticut. Cash invested in Spectrum included consideration paid to the seller of $25,000, plus the repayment of approximately $36,300 in indebtedness on the day of closing, excluding acquisition costs and net of acquired cash of approximately $9,500. The Company also issued 439 shares of the Company’s common stock to the seller as consideration and assumed approximately $68,000 of project debt with maximum interest rates of prime plus 1% and maturity dates from 2004 to 2007. In connection with this acquisition, the Company recorded an initial amount of goodwill of approximately $17,000, which was assigned to our Traditional Homebuilding operating segment. In addition, a $5,000 contingent payment tied to the earnings of the acquired business unit was accrued and recorded as goodwill in 2004 and will be paid in 2005.

The acquisition was accounted for under the purchase method of accounting in accordance with SFAS 141. The purchase price of the acquisition was allocated to the net assets acquired based upon their estimated fair values as of the date of acquisition. The results of operations of Spectrum are included in the accompanying consolidated financial statements beginning on the date of acquisition.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

4. Mortgage Notes and Accounts Receivable

Mortgage notes and accounts receivable are summarized as follows:

	December 31,
	2004	2003
Mortgage loans held for sale	$53,826	$55,841
Mortgage notes receivable	17,767	28,331
Accounts receivable	21,537	18,781

	$93,130	$102,953

The Company’s wholly owned subsidiary, Financial Resources Group, Inc. (FRG), originates home mortgages which are later sold to mortgage investors. Mortgage loans held for sale are stated at the lower of cost or market value based upon purchase commitments from third-party mortgage investors or prevailing market for loans not yet committed to an investor. Substantially all of these loans are sold within 40 days of origination. The Company recorded approximately $5,108, $5,531 and $3,448 of gains on the sale of loans for the years ended December 31, 2004, 2003 and 2002, respectively. The weighted average interest rate of mortgage loans held for sale was 5.3% and 4.9% at December 31, 2004 and 2003, respectively.

Mortgage notes receivable are generated through the normal course of business, primarily land sales, and are collateralized by liens on property sold. Significant concentration of mortgage notes receivable have resulted from the sale of real estate inventories to four independent buyers, approximating 99% of the balance at December 31, 2004. Interest rates on mortgage notes receivable with maturities in excess of one year at December 31, 2004 and 2003 range from 5.0% to 6.25%.

Accounts receivable are generated through the normal course of amenity and other business operations and are unsecured. The Company assesses the collectibility of accounts receivable and the need for an allowance for doubtful accounts based upon review of the individual receivables and collection history.

Following is a schedule of maturities of mortgage notes receivable at December 31, 2004:

2005	$16,240
2006	1,527

Mortgage notes receivable	$17,767

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

5. Real Estate Inventories

Real estate inventories are summarized as follows:

	December 31,
	2004	2003
Land and land improvements	$791,882	$509,104
Investments in amenities	112,864	74,132
Work in progress:
Towers	168,351	162,814
Homes	297,230	141,994
Completed inventories:
Towers	57,666	114,020
Homes	40,435	57,117

Real estate inventories owned	1,468,428	1,059,181
Real estate inventories not owned (See Note 6)	9,538	46,685

Total real estate inventories	$1,477,966	$1,105,866

Work in progress includes tower units and homes finished, sold and ready for delivery and tower units and homes in various stages of construction. Completed inventories consist of model homes used to facilitate sales and tower units and homes that were not subject to a sales contract. Excluding model homes, we had approximately 27 and 112 completed single- and multi-family homes at December 31, 2004 and 2003, respectively. We had 84 and 139 completed tower residences at December 31, 2004 and 2003, respectively.

6. Variable Interest Entities

In December 2003, the Financial Accounting Standards Board (FASB) issued FIN 46-R, Consolidation of Variable Interest Entities (VIEs), an interpretation of ARB 51. A VIE is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.

Effective January 1, 2004, the Company adopted FIN 46-R. Under the non-special-purpose entities provisions of FIN 46-R, the Company has concluded that whenever it options land or lots from an entity and pays a non-refundable deposit or enters into a partnership arrangement, a VIE may be created. If the Company is deemed the primary beneficiary of these arrangements, it would be required to consolidate the VIE.

For the year ended December 31, 2004, the Company evaluated all option contracts for land and determined it was the primary beneficiary of certain of these option contracts. Although the Company does not have legal title to the optioned land, under FIN 46, it is required to consolidate the land under option at fair value.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

At December 31, 2004, the Company has consolidated land with a purchase price and a land purchase obligation of approximately $9,500. The land purchase obligation, which is recorded in other liabilities, represents the difference between the exercise price of the optioned land and the non-refundable deposits paid at December 31, 2004.

7. Property and Equipment

Property and equipment consist of the following:

	Estimated
	Useful Life	December 31,
	(in years)	2004	2003
General corporate facilities:
Land and improvements	10 to 15	$2,600	$2,387
Buildings and improvements	30 to 40	22,776	21,005
Furniture, fixtures and equipment	3 to 10	36,329	31,642
Assets under construction	—	6,225	2,844

		67,930	57,878

Amenities:
Land and improvements	10 to 15	61,870	58,337
Buildings and improvements	30 to 40	56,050	38,207
Furniture, fixtures and equipment	3 to 10	12,570	10,133
Marinas	20	1,120	902
Assets under construction	—	16,880	30,479

Total amenities		148,490	138,058

		216,420	195,936
Less accumulated depreciation		(39,831)	(27,016)

Property and equipment		$176,589	$168,920

8. Investments in Joint Ventures

Investments in joint ventures represent the Company’s ownership interest in real estate limited partnerships and are accounted for under the equity method when the Company has less than a controlling interest, has substantive participating rights or is not the primary beneficiary as defined in FIN 46R, Consolidation of Variable Interest Entities. The Company does not guarantee the debt or other obligations of these partnerships. At December 31, 2004 investments in joint ventures consists of the following:

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

	Percentage of	Type and Location
Name of Venture	Ownership	of Property
Tiburon Golf Ventures Limited Partnership	51%	Golf club - Naples, Florida

Pelican Landing Golf Resort Ventures Limited Partnership	51%	Golf club - Bonita Springs, Florida

Pelican Landing Timeshare		Multi-family timeshare units -
Ventures Limited Partnership	51%	Bonita Springs, Florida

Walden Woods Business Center Limited Partnership	50%	Mixed-use industrial park - Plant City, Florida

Pelican Isle Yacht Club Limited Partnership	49%	Yacht club - Naples, Florida

There were no joint ventures entered into or modified after January 31, 2003. The Company has evaluated the unconsolidated joint ventures entered into prior to February 1, 2003, and has determined they do not require consolidation under the provisions of FIN 46 for the year ended December 31, 2004. The Company’s share of net earnings (loss) is based upon its ownership interest. The Company may be required to make additional cash contributions to the ventures, pursuant to the venture agreements, to avoid the loss of all or part of its interest in such ventures.

The Company enters into agreements to provide development, project management and golf course operation management services. The Company provided these services to selected joint venture interests and recorded net fee revenue of $678, $1,505 and $3,028 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company eliminates development and project management fees to the extent of its ownership interest.

In 1996, the Company sold its Bighorn property located in Palm Desert, California to Bighorn Development Limited Partnership (the Partnership or Bighorn). In conjunction with the sale, the Company received cash consideration and a Class B limited partnership interest in the Partnership for which no value was assigned. In February 2004, the Company sold its Class B limited partnership interest in the Partnership to Bighorn and affiliates for $20,000. The Company received $5,000 and a commitment from the buyer to pay the remaining $15,000 from the future sale of Bighorn home-sites over a three year period to expire February 2007. The Company is recording revenue as the underlying home-sites are sold. As of December 31, 2004, the Company has recognized approximately $18,200 in other income upon the execution of the agreement and closing of home-sites related to the remaining unpaid commitment. The remaining unpaid commitment of $1,800 was collected in January 2005.

The basis differences between the Company’s investments in joint ventures and the equity in underlying net assets are primarily attributable to acquisition purchase accounting, agreed upon values among the Partners for contributed assets, deferred development fees and other basis differences. At December 31, 2004 and 2003, the basis differences were $6,390, respectively. The basis differences are realized by the Company primarily as the joint ventures sell underlying assets. The aggregate condensed financial information reflects the financial information of the unconsolidated joint ventures and is summarized as follows:

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

	December 31,
	2004	2003
Assets

Club facilities, property and equipment, net	$75,364	$75,817
Real estate inventories	49,162	51,191
Other assets	11,101	13,821

Total assets	$135,627	$140,829

Liabilities and Partners’ Capital

Total liabilities	$21,041	$20,386
Capital — other partners	56,232	59,134
Capital — the Company	58,354	61,309

Total liabilities and partners’ capital	$135,627	$140,829

	For the years ended December 31,
	2004	2003	2002
Combined Results of Operations

Revenues	$40,311	$36,036	$32,057

Net income	$4,894	$1,884	$341

9. Goodwill and Other Intangibles and Implementation of SFAS 142

Effective January 1, 2002 the Company adopted SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 provides guidance on accounting for intangible assets and eliminates the amortization of goodwill and certain identifiable intangible assets. Under the provisions of SFAS 142, intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually. The Company performs the required tests for impairment of goodwill annually in the fourth quarter and does not currently believe its goodwill is impaired. In accordance with SFAS 142, the Company has allocated goodwill to its operating segments as follows:

		Amenity	Real
		membership	estate
	Home building	and operations	services	Total
Balance as of December 31, 2003	$16,097	$5,365	$7,478	$28,940
Goodwill acquired during the year	21,994	—	633	22,627

Balance as of December 31, 2004	$38,091	$5,365	$8,111	$51,567

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Intangible assets subject to amortization had accumulated amortization of $2,488 and $2,017 at December 31, 2004 and 2003, respectively. The Company amortized $471, $464 and $545 for the years ended December 31, 2004, 2003 and 2002, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

2005	$321
2006	313
2007	310
2008	303
2009	299

$1,546

10. Senior Unsecured Credit Facility

In August 2004, the Company entered into a new senior unsecured revolving credit agreement (the Credit Facility) which replaced the previous $405,000 revolving credit agreement. At December 31, 2004, the revolving loan commitment was increased to $686,250, which increased to $750,000 on January 5, 2005. The loan matures August 2008, subject to extensions at the Company’s request, not to exceed four years from the existing maturity date, and allows for prepayments and additional borrowings to the maximum amount, provided an adequate borrowing base is maintained. The Credit Facility allows an allocation of the unused balance for issuance of a maximum of $250,000 of stand-by letters of credit of which $44,162 is outstanding at December 31, 2004. The current interest rate is the lender’s prime rate (5.25% at December 31, 2004), the Eurodollar base rate plus a spread of 1.50% or 1.65% (4.09% at December 31, 2004), payable in arrears. The Eurodollar base rate can be reduced or increased by up to 50 basis points corresponding to the Company’s leverage ratio and is adjusted quarterly. The agreement contains financial and operational covenants, that under certain circumstances, limit the Company’s ability to, among other items, incur additional debt, pay dividends, and make certain investments.

11. Senior Subordinated Notes

In September 2003, the Company issued $125,000 of 7-7/8% senior subordinated notes (the 7-7/8% Notes). The 7-7/8% Notes mature October 1, 2013 and interest is payable semi-annually in arrears commencing on April 1, 2004. The 7-7/8% Notes are subordinated to all existing and future senior debt. The 7-7/8% Notes indenture agreement contains financial and operational covenants that may limit the Company’s and its subsidiaries ability to incur additional debt, pay dividends, repurchase capital stock and make certain restricted investments. Proceeds from the 7-7/8% Notes were used to repay $123,750 of the outstanding balance of the senior unsecured credit facility.

In April 2002, the Company issued $200,000 of 9-1/8% senior subordinated notes (the 9-1/8% Notes). The 9-1/8% Notes mature May 1, 2012 and interest is payable semi-annually in arrears commencing on November 1, 2002. The 9-1/8% Notes are subordinated to all existing and future senior debt. The 9-1/8% Notes indenture agreement contains financial and operational covenants that may limit the Company’s and its subsidiaries ability to incur additional debt, pay dividends, repurchase capital stock and make certain restricted investments. Proceeds from the 9-1/8% Notes were used to repay $174,800 of the senior secured credit facility, $11,200 of other debt and for general corporate purposes.

In February 2001, the Company issued $250,000 of 10-5/8% senior subordinated notes (10-5/8% Notes) and in June 2001, issued an additional $100,000 of 10-5/8% senior subordinated notes for $105,250, plus accrued interest. The 10-5/8% Notes mature February 15, 2011 and interest is payable semi-annually in arrears

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

commencing on August 15, 2001. The 10-5/8% Notes are subordinated to all existing and future senior debt. The 10-5/8% Notes indenture agreement contains financial and operational covenants that may limit the Company’s and its subsidiaries ability to incur additional debt, pay dividends, repurchase capital stock and make certain restricted investments. Proceeds from the 10-5/8% Notes were used to repay existing debt and for general corporate purposes.

12. Contingent Convertible Senior Subordinated Notes

In August 2003, the Company issued $125,000 of 4.0% contingent convertible senior subordinated notes (the 4% Notes) due 2023. The 4% Notes mature August 5, 2023 and interest is payable semi-annually in arrears commencing on February 5, 2004. The 4% Notes are subordinated to all existing and future senior debt. Proceeds from the offering were used to repay $9,341 of mortgages and notes payable and approximately $111,900 of the outstanding balance of the senior unsecured credit facility.

The Company has the right to redeem all or some of the 4% Notes under certain circumstances beginning in August 2006. Holders may require the Company to repurchase the 4% Notes in August 2008, 2013 and 2018 and upon the occurrence of a change in control as defined in the indenture. The 4% Notes can be converted into the Company’s common stock at a conversion price per share of $27.57 which is equal to a conversion rate of approximately 36.2713 common shares per $1,000 principal amount of the 4% Notes under certain circumstances prior to the maturity date. The 4% Notes are convertible at the holder’s option prior to the maturity date under the following circumstances:

(1)	during any calendar quarter, if the closing sale price of the Company’s common stock price for at least 20 trading days in the period of 30 consecutive trading days is more than 120% of the conversion price per share ($27.57);

(2)	if the Company has called the 4% Notes for redemption and the redemption has not yet occurred;

(3)	subject to certain exceptions, during the five trading day period in which the average trading price of the 4% Notes per $1,000 principal amount was less than 95% of the product of the closing sale price of the Company’s common stock multiplied by the number of shares of the Company’s common stock issuable upon conversion of $1,000 principal amount of the 4% Notes;

(4)	reduction of credit rating below B- or B1, credit rating suspended or withdrawn or credit agencies no longer rating the 4% Notes; or

(5)	upon the occurrence of certain corporate transactions.

On December 15, 2004, the Company amended the Indenture governing its 4.0% contingent convertible senior subordinated notes to irrevocably elect to pay the lesser of the “cash conversion price” (as defined in the amendment to the Indenture) or the principal amount of the notes in the event any notes are converted. In the event that the cash conversion price exceeds the principal amount of the notes converted (the “conversion premium”), the Company would have the option to satisfy the conversion premium in shares of common stock or cash.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

13. Mortgages and Notes Payable

Mortgages and notes payable consist of the following:

	December 31,
	2004	2003
Revolving credit $290,000 construction loan	$62,369	$—
Belize/BellaMare $187,000 construction loan	58,437	29,294
Kalian $61,300 construction loan	3,788	—
Aversana/Savona/Grande Isle I & II $101,610 construction loans	—	15,524
Tower Residences/Treviso/One Watermark $133,380 construction loans	—	200
LaScala/Portofino/Milano/Mariner $107,000 construction loans	—	300
Purchase money mortgage loans	5,150	1,600
FRG warehouse credit facility	20,494	—

	$150,238	$46,918

In March 2004, the Company entered into an amended and restated revolving credit construction loan agreement that consolidated three existing tower construction loans. The loan agreement provides for a $290,000 revolving tower construction loan, which may increase to $340,000 if certain conditions are met. On December 31, 2004, the loan was amended to extend the maturity date to December 2008, subject to extensions at the Company’s request, not to exceed four years from the existing maturity date, and allows for prepayments and additional borrowings to the maximum amount, provided an adequate borrowing base is maintained. The current interest rate is the lender’s prime rate (5.25% at December 31, 2004) or the Eurodollar base rate plus a spread of 1.50%, payable in arrears. The Eurodollar base rate can be reduced or increased by up to 50 basis points corresponding to the Company’s leverage ratio and is adjusted quarterly. The agreement contains financial covenants that include the following: (1) net sales proceeds from the projects cannot be less than 90% of the aggregate loan amount project allocations and (2) Minimum Adjusted Tangible Net Worth must be at least $600.0 million.

The Belize/BellaMare tower construction loan represents amounts payable to commercial banks that are secured by first mortgages and interest is payable monthly in arrears at rates based on the LIBOR rate plus 1.85% (4.24% at December 31, 2004). The loan was entered into in October 2002 to finance the two towers and matures October 2005. In March 2004, Aversana/Savona/Grande Isle I & II, Tower Residences/Treviso/One Watermark and LaScala/Portofino/Milano/Mariner loans were consolidated into the revolving credit construction loan discussed previously.

In connection with the acquisition, development and construction of a homebuilding project in Middlesex County, New Jersey, the Company entered into a loan agreement with a commercial bank. The loan is collateralized by a first mortgage on the property. The loan matures in August 2006. The loan is comprised of two facilities. Facility A accrues interest at LIBOR plus 1.50% (3.89% at December 31, 2004) and Facility B accrues interest at LIBOR plus 1.25% (3.64% at December 31, 2004 ).

In connection with the purchase of real estate assets located in Escambia County, Florida, the Company entered into a promissory note payable to the seller for $1,600. The note accrues interest at the prime rate (5.25% at December 31, 2004), requires quarterly payment of interest and matures October 2006.

In connection with the purchase of real estate assets located in Duchess County, New York, the Company entered into a promissory note payable to the seller for $3,550. The note is non-interest bearing for three

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

years and then accrues interest at the applicable federal rate. The loan matures on the earlier of October 2009 or 60 days after all municipal approvals are received.

In December 2003, FRG amended and restated the $23,000 Warehouse Credit Facility to accrue interest with respect to outstanding advances equal to or less than 50% of the maximum loan amount at FRG’s election at LIBOR plus 1.80% or the overnight federal funds rate plus 1.95%, decreasing to LIBOR plus 1.70% or the overnight federal funds rate plus 1.85% for amounts outstanding in excess of 50% of the maximum loan amount. The interest rate at December 31, 2004 was 4.19%. The Warehouse Credit Facility is collateralized by a blanket first priority lien on all FRG assets, is payable on demand, requires the maintenance of an adequate collateral borrowing base and the maintenance of certain financial covenants. Accounts payable includes approximately $17,280 and $26,901 in loans originated but not yet funded under the Warehouse Credit Facility at December 31, 2004 and 2003, respectively.

14. Debt Maturities

Aggregate maturities of the mortgages and notes payable are as follows:

2005	$78,932
2006	5,388
2007	—
2008	62,368
2009	3,550

Total	$150,238

15. Community Development District Obligations

In connection with the development of certain of the Company’s communities, community development or improvement districts may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements, near or at these communities. The Company utilizes two primary types of bonds issued by the district, type “A” or “B” which are used to reimburse the Company for construction or acquisition of certain infrastructure improvements. These reimbursements are recorded to the Company’s community development district obligation on the balance sheet. The “A” bond is the portion of a bond offering that is ultimately intended to be assumed by the end-user, and the “B” bond is the obligation of the Company. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district. If the owner of the parcel does not pay this obligation, a lien is placed on the property to secure the unpaid obligation. The bonds, including interest and redemption premiums, if any, and the associated lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. The amount of community development district and improvement district bond obligations issued and outstanding with respect to the Company’s communities totaled $147,695 and $153,688 at December 31, 2004 and 2003, respectively. Bond obligations at December 31, 2004 mature from 2008 to 2035.

The districts raise the money to make the principal and interest payments on the bonds by imposing assessments and user fees on the properties benefited by the improvements from the bond offerings. The Company pays a portion of the revenues, fees, and assessments levied by the districts on the properties the Company owns that are benefited by the improvements. The Company may also agree to pay down a specified portion of the bonds at the time of each unit or parcel closing. In addition, the Company guarantees district shortfalls under some of the bond debt service agreements when the revenues, fees and assessments which are designed to cover principal and interest and other operating costs of the bonds are insufficient.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

In accordance with EITF Issue 91-10, Accounting for Special Assessments and Tax Increment Financing, the Company records a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. The Company reduces this liability by the corresponding assessment assumed by property purchasers and the amounts paid by the Company at the time of closing and transfer of the property. The Company has accrued $48,950 and $46,013 as of December 31, 2004 and 2003, respectively, as its estimated amount of bond obligations that it may be required to pay.

16. Income Taxes

The provision for income taxes consists of the following:

	For the years ended
	December 31,
	2004	2003	2002
Current:
Federal	$51,280	$54,226	$53,094
State	8,123	9,017	8,828

	59,403	63,243	61,922

Deferred:
Federal	15,332	771	4,175
State	2,352	236	695

	17,684	1,007	4,870

Income tax expense	$77,087	$64,250	$66,792

Income taxes payable consists of the following:

	December 31,
	2004	2003
Current	$16,705	$18,497
Deferred	57,417	38,886

Income taxes payable	$74,122	$57,383

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Deferred tax assets and liabilities consist of the following:

	December 31,
	2004	2003
Deferred tax liabilities:
Real estate inventories	$43,066	$31,742
Property and equipment	24,313	15,026
Accruals	—	1,655
Other	2,948	539

Total deferred tax liabilities	70,327	48,962

Deferred tax assets:
Recognized built-in losses	2,201	5,429
Accruals	5,926	—
Intangibles	3,967	3,709
Other	816	938

Total deferred tax assets	12,910	10,076

Net deferred tax liability	$57,417	$38,886

A reconciliation of the statutory rate and the effective tax rate follows:

	December 31,
	2004	2003	2002
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	3.7	3.6	3.6
Other	0.4	(0.8)	0.3

Effective rate	39.1%	37.8%	38.9%

The Company believes that, based upon its history of profitable operations, it is probable that the deferred tax assets of $12,910 will be realized on future tax returns, primarily from the generation of future taxable income.

During the fourth quarter of 2003, the Company settled an Internal Revenue Service examination of its tax returns for the years 1999-2001. As a result, the Company reduced its income tax expense by approximately $1,900.

17. Stock Option Plans

In 1998, the Company adopted a stock option plan for key employees, which was amended by shareholder approval in 2004. The plan is administered by a committee of the Board of Directors (the Compensation Committee) who determines the employees eligible to participate and the number of shares for which options are to be granted. The maximum number of shares authorized to be granted as of December 31, 2004 was approximately 6,500 common shares which is based on 15% of the issued and outstanding shares of the

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Company’s common stock as provided in the 2004 amended plan. Options vest on various schedules from grant date over periods of up to five years and are exercisable within ten years of the grant date, at which time the options expire.

In 1998, the Company adopted the 1998 WCI Communities, Inc. Non-Employee Director’s Stock Incentive Plan, pursuant to which non-qualified stock options to purchase up to approximately 215 shares of the common stock of the Company may be granted to non-employee directors of the Company or any of its subsidiaries. The Compensation Committee administers the plan, and will from time to time grant options under the plan in such form and having such terms, conditions and limitations as the Committee may determine in accordance with the Plan. Options vest from grant date over three years and are exercisable within 10 years from grant date at which time the options expire.

A summary of the changes in stock options during each of the three years ended December 31, is as follows:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding beginning of year	3,579	$9.22	3,015	$9.09	2,457	$6.79
Granted	745	21.79	896	9.08	830	16.04
Exercised	(504)	7.57	(228)	6.05	(100)	6.01
Canceled	(308)	12.84	(104)	11.32	(172)	11.39

Outstanding options - end of year	3,512	$11.81	3,579	$9.22	3,015	$9.09

Options exercisable - end of year	1,594	$8.37	1,582	$6.45	1,610	$6.23

The following table summarizes information concerning outstanding and exercisable options at December 31, 2004:

Options Outstanding			Options Exercisable
	Average Years	Weighted		Weighted
Number	Remaining in	Average	Number	Average
Outstanding	Contract Life	Exercise Price	Exercisable	Exercise Price
1,181	4.5	$6.01	1,104	$6.01
731	8.0	9.08	6	9.08
336	6.0	10.46	200	10.46
587	6.9	16.04	284	16.04
677	9.1	21.86	—	21.86

3,512	6.7	$11.81	1,594	$8.37

The weighted average fair value of options granted during 2004, 2003 and 2002 was $11.20, $4.61 and $2.99, respectively, per share at date of grant. The fair values of options granted were estimated using the Black-Scholes option pricing model with the following assumptions: expected option life of six years and dividend yield of 0% for each year; expected volatility of 50% for 2004 and 2003 and 0% for 2002. In accordance with SFAS 123, because the Company was a non-public entity on the date options were granted in 2002, 0% volatility was assumed. The risk free interest rate assumptions range from 2.96% to 4.40% for 2004, 2003 and 2002.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

18. Transactions with Related Parties

Due to the nature of the following relationships, the terms of the respective agreements might not be the same as those which would result from transactions among wholly unrelated parties. All significant related party transactions require approval by the Company’s independent members of the Board of Directors.

One shareholder provides financial and management consulting services to the Company under a management contract. Management fees totaled $660 for each of the years ended December 31, 2004, 2003 and 2002, respectively.

In 1997, a triple-net lease agreement for an office building was entered into with a related party. The lease term expires in May 2007, and rent of $2,323, $2,357 and $1,560 was incurred for the years ended December 31, 2004, 2003 and 2002, respectively. Pursuant to five separate lease agreements, a related party leases commercial office space to the Company with lease expirations ranging from November 2005 to August 2007. Payments under the leases aggregated approximately $550 and $467 in 2004 and 2003, respectively.

The Company leases two airplanes from related parties under a shared usage agreement. Lease and usage payments totaled $1,055 and $881 for the years ended December 31, 2004 and 2003, respectively.

In October 2004, the Company acquired approximately 29 acres of undeveloped land in Naples, Florida for $8,300 from a joint venture in which it holds a 51% ownership interest. As a result of this transaction, the Company’s portion of the profit ($3,500) from the land sale will be deferred until the land is sold to a third party.

19. Commitments and Contingencies

The Company leases building space for its management offices, sales offices and other equipment and facilities. Minimum future commitments under non-cancelable operating leases having an initial or remaining term in excess of one year as of December 31, 2004 are as follows:

2005	$12,002
2006	9,578
2007	6,888
2008	4,990
2009	2,807
Thereafter	4,959

$41,224

Rental expense including base and operating cost reimbursements of $18,576, $17,016 and $15,087 was incurred for the years ended December 31, 2004, 2003 and 2002, respectively.

Standby letters of credit and performance bonds, issued by third party entities, are used to guarantee our performance under various contracts, principally in connection with the development of our projects and land purchase obligations. At December 31, 2004, the Company had approximately $48,034 in letters of credit outstanding which expire during 2005. Performance bonds do not have stated expiration dates; rather, the Company is released from the bonds as the contractual performance is completed. These bonds, which approximated $112,704 at December 31, 2004, are typically outstanding over a period of approximately one to five years.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

From time to time, the Company has been involved in various litigation matters involving ordinary and routine claims incidental to its business. The Company does not believe the resolution of these matters will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

In accordance with various amenity and equity club documents, the Company operates the facilities until control of the amenities are transferred to the membership. In addition, the Company is required to fund the cost of constructing club facilities and acquiring related equipment and to support operating deficits prior to turnover. The Company does not currently believe these obligations will have any material adverse effect on its financial position or results of operations and cash flows.

The Company may be responsible for funding certain condominium and homeowner association deficits in the ordinary course of business. The Company does not currently believe these obligations will have any material adverse effect on its financial position or results of operations and cash flows.

20. Other Events

During August and September 2004, we experienced flood and wind damage to several of our properties in Florida as a result of hurricanes Charley, Francis, Ivan and Jeanne. As of December 31, 2004, we recorded a $10,200 expense relating to the damaged properties before considering insurance recoveries. As further described below, we offset the reported expense for the receipt of $5,000 in insurance recoveries and the accrual of an additional $4,000 in estimated future insurance recoveries, resulting in net hurricane costs of $1,200.

We have insurance in place that covers damage to our properties and related losses, including certain losses caused by interruption of business. As of December 31, 2004, we have recorded in accounts receivable $4,000 as estimated insurance recoveries related to damages caused by hurricanes Charley, Francis and Jeanne, which is our best estimate of the amount of reimbursement that will be received after considering deductibles and other factors. In the fourth quarter of 2004, we received $5,000 in insurance recoveries related to damages caused by hurricane Ivan to our Northwest Florida properties. We are in the process of documenting all estimated losses and preparing claims for submission to our insurance carriers. Although we do not believe that we will incur any additional material losses, the final insurance recoveries cannot be determined until additional information is known.

21. Subsequent Events

Effective February 17, 2005, the Company announced that its President, Jerry Starkey, has been named Chief Executive Officer. Mr. Starkey will retain his position as President and continue to serve as a director on the Company's Board of Directors. The Company also announced that Al Hoffman, Jr. is retiring from the Company effective on the date of the upcoming annual shareholders meeting and effective as of February 17, 2005, was elected to the position of Chairman of the Board. Don Ackerman, who had served as Chairman of the Board, will continue to serve as a member of the Company's Board of Directors.

On February 17, 2005, the Company announced its acquisition of Renaissance Housing Corporation, a luxury homebuilder and high-rise tower developer based in Reston, Virginia. Renaissance operates in the Washington, D.C. metropolitan area. Over the last several years, Renaissance has averaged over 100 home

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

sales annually with an average price of more than $1 million. With this transaction, the Company has acquired a three-to-four year supply of traditional homebuilding lots and two tower sites.

22. Supplemental Guarantor Information

Obligations to pay principal and interest on the Company’s senior subordinated notes are guaranteed fully and unconditionally by the Company’s wholly owned subsidiaries. Separate financial statements of the guarantors are not provided, as subsidiary guarantors are 100% owned by the Company and guarantees are full, unconditional, joint and several. Prior to 2004, the Company’s non-guarantor subsidiaries were considered minor and accordingly were not presented separately in the consolidating financial information. In May 2004, the Company completed the Spectrum acquisition which included several non-guarantor subsidiaries. In April 2005, the Company made the decision that all subsidiaries associated with the acquisition of Spectrum would no longer be guarantors (Non-Guarantors) under the Indentures governing the Company’s senior subordinated notes. In conjunction with the decision, the Company revised the supplemental guarantor information as of and for the year ended December 31, 2004, presented below, as follows; the condensed consolidating balance sheet was revised for the reclassification of $119,877 and $95,926 of assets and liabilities, respectively, from the Guarantor column to the Non-Guarantor column, the condensed consolidating statement of operations was revised for the reclassification of $5,039 of net losses from the Guarantor column to the Non-Guarantor column and the condensed consolidating statement of cash flows was revised for the reclassification of $2,954, $570 and $2,753 of net cash flow from operations, investing and financing activities, respectively, from the Guarantor column to the Non-Guarantor column.

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Condensed Consolidating Balance Sheets

	December 31, 2004
					Consolidated
	WCI				WCI
	Communities,	Guarantor	Non-guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Subsidiaries	Entries	Inc.
Assets
Cash and cash equivalents	$84,839	$9,413	$7,721	$—	$101,973
Restricted cash	95,827	56,929	5,938	—	158,694
Contracts receivable	500,601	257,805	—	—	758,406
Mortgage notes and accounts receivable	33,901	72,140	277	(13,188)	93,130
Real estate inventories	967,480	307,682	202,804	—	1,477,966
Property and equipment	63,153	113,174	262	—	176,589
Investment in subsidiaries	581,001	—	—	(581,001)	—
Other assets	217,509	147,459	22,767	(222,101)	165,634

Total assets	$2,544,311	$964,602	$239,769	$(816,290)	$2,932,392

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$534,043	$395,213	$170,835	$(222,139)	$877,952
Senior unsecured credit facility	190,730	—	—	—	190,730
Mortgages and notes payable	122,406	33,644	7,338	(13,150)	150,238
Senior subordinated notes	803,321	—	—	—	803,321

	1,650,500	428,857	178,173	(235,289)	2,022,241

Minority interests	—	—	16,340	—	16,340

Shareholders’ equity	893,811	535,745	45,256	(581,001)	893,811

Total liabilities and shareholders’ equity	$2,544,311	$964,602	$239,769	$(816,290)	$2,932,392

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Condensed Consolidating Balance Sheets (Continued)

	December 31, 2003
				Consolidated
	WCI			WCI
	Communities,	Guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Entries	Inc.
Assets
Cash and cash equivalents	$85,995	$9,010	$—	$95,005
Restricted cash	77,234	21,421	—	98,655
Contracts receivable	244,604	302,092	—	546,696
Mortgage notes and accounts receivable	46,883	81,273	(25,203)	102,953
Real estate inventories	816,324	289,542	—	1,105,866
Property and equipment	64,386	104,534	—	168,920
Investment in subsidiaries	432,360	—	(432,360)	—
Other assets	140,732	79,582	(77,777)	142,537

Total assets	$1,908,518	$887,454	$(535,340)	$2,260,632

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$318,461	$410,452	$(77,805)	$651,108
Senior unsecured credit facility	—	—	—	—
Mortgages and notes payable	27,451	44,642	(25,175)	46,918
Senior subordinated notes	803,859	—	—	803,859

	1,149,771	455,094	(102,980)	1,501,885

Shareholders’ equity	758,747	432,360	(432,360)	758,747

Total liabilities and shareholders’ equity	$1,908,518	$887,454	$(535,340)	$2,260,632

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Condensed Consolidating Statements of Operations

	For the year ended December 31, 2004
					Consolidated
	WCI				WCI
	Communities,	Guarantor	Non-guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Subsidiaries	Entries	Inc.
Total revenues	$931,570	$717,377	$156,670	$—	$1,805,617
Total cost of sales	740,326	512,585	138,045	—	1,390,956

Gross margin	191,244	204,792	18,625	—	414,661
Total other income and expenses, net	161,395	43,502	11,270	—	216,167

Income before minority interests, income taxes and equity in income of subsidiaries	29,849	161,290	7,355	—	198,494
Minority interests	—	—	1,204	—	1,204
Income tax expense	11,653	62,795	2,639	—	77,087
Equity in income of subsidiaries, net of tax	102,007	—	—	(102,007)	—

Net income	$120,203	$98,495	$3,512	$(102,007)	$120,203

	For the year ended December 31, 2003
				Consolidated
	WCI			WCI
	Communities,	Guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Entries	Inc.
Total revenues	$724,056	$728,149	$—	$1,452,205
Total cost of sales	624,290	465,925	—	1,090,215

Gross margin	99,766	262,224	—	361,990
Total other income and expenses, net	112,580	79,600	—	192,180

(Loss) income before income taxes and equity in income of subsidiaries	(12,814)	182,624	—	169,810
Income tax (benefit) expense	(6,559)	70,809	—	64,250
Equity in income of subsidiaries, net of tax	111,815	—	(111,815)	—

Net income	$105,560	$111,815	$(111,815)	$105,560

	For the year ended December 31, 2002
				Consolidated
	WCI			WCI
	Communities,	Guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Entries	Inc.
Total revenues	$632,453	$579,356	$—	$1,211,809
Total cost of sales	465,220	411,612	—	876,832

Gross margin	167,233	167,744	—	334,977
Total other income and expenses, net	143,322	20,047	—	163,369

Income before income taxes and equity in income of subsidiaries	23,911	147,697	—	171,608
Income tax expense	9,442	57,350	—	66,792
Equity in income of subsidiaries, net of tax	90,347	—	(90,347)	—

Net income	$104,816	$90,347	$(90,347)	$104,816

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Condensed Consolidating Statement of Cash Flows

	For the year ended December 31, 2004
					Consolidated
	WCI				WCI
	Communities,	Guarantor	Non-guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Subsidiaries	Entries	Inc.
Cash flows from operating activities:
Net income	$120,203	$98,495	$3,512	$(102,007)	$120,203
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income taxes	18,574	3,441	(4,331)	—	17,684
Hurricane costs, net	(604)	1,840	—	—	1,236
Depreciation and amortization	8,716	7,830	94	—	16,640
Losses from investment in joint ventures	524	682	—	—	1,206
Minority interests	—	—	1,204	—	1,204
Stock-based compensation	852	—	—	—	852
Equity in earnings of subsidiaries	(102,007)	—	—	102,007	—
(Contributions to subsidiaries) contributions from parent, net	(9,902)	4,890	5,012	—	—
Changes in assets and liabilities:
Contracts and accounts receivable	(239,015)	53,420	1,381	(12,974)	(197,188)
Real estate inventories	(151,191)	(6,074)	(55,346)	—	(212,611)
Other assets	(91,320)	(106,428)	(1,512)	144,324	(54,936)
Accounts payable and other liabilities	234,818	(24,765)	119,337	(143,375)	186,015

Net cash (used in) provided by operating activities	(210,352)	33,331	69,351	(12,025)	(119,695)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(62,996)	—	9,479	—	(53,517)
Additions to property and equipment, net	(8,639)	(33,601)	(63)	—	(42,303)
(Contributions to) distributions from joint ventures, net	(141)	5,390	—	—	5,249

Net cash (used in) provided by investing activities	(71,776)	(28,211)	9,416	—	(90,571)

Cash flows from financing activities:
Net borrowings on senior unsecured credit facility	190,730	—	—	—	190,730
Net borrowings on mortgages and notes payable	94,955	(14,548)	(60,858)	12,025	31,574
Other	(4,713)	9,831	(10,188)	—	(5,070)

Net cash provided by (used in) financing activities	280,972	(4,717)	(71,046)	12,025	217,234

Net (decrease) increase in cash and cash equivalents	(1,156)	403	7,721	—	6,968

Cash and cash equivalents at beginning of year	85,995	9,010	—	—	95,005

Cash and cash equivalents at end of year	$84,839	$9,413	$7,721	$—	$101,973

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Condensed Consolidating Statement of Cash Flows

	For the year ended December 31, 2003
				Consolidated
	WCI			WCI
	Communities,	Guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Entries	Inc.
Cash flows from operating activities:
Net income	$105,560	$111,815	$(111,815)	$105,560
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income taxes	(2,117)	(28)	3,152	1,007
Depreciation and amortization	7,461	6,262	—	13,723
Losses (earnings) from investment in joint ventures	268	(875)	—	(607)
Stock-based compensation	616	—	—	616
Equity in earnings of subsidiaries	(111,815)	—	111,815	—
Distributions from subsidiaries (distributions to parent), net	2,982	(2,982)	—	—
Changes in assets and liabilities:
Contracts and accounts receivable	(49,212)	(24,031)	23,213	(50,030)
Real estate inventories	(205,297)	129,556	—	(75,741)
Other assets	95,955	552	(180,136)	(83,629)
Accounts payable and other liabilities	58,170	(154,654)	177,146	80,662

Net cash (used in) provided by operating activities	(97,429)	65,615	23,375	(8,439)

Cash flows from investing activities:
Additions to property and equipment, net	(20,555)	(33,024)	—	(53,579)
Contributions to joint ventures, net	2,319	(9,204)	—	(6,885)

Net cash used in investing activities	(18,236)	(42,228)	—	(60,464)

Cash flows from financing activities:
Net borrowings on senior unsecured credit facility	(44,935)	—	—	(44,935)
Net borrowings on mortgages and notes payable	(24,949)	(36,982)	(23,375)	(85,306)
Proceeds from issuance on senior subordinated notes	250,000	—	—	250,000
Other	(18,583)	12,943	—	(5,640)

Net cash provided by (used in) financing activities	161,533	(24,039)	(23,375)	114,119

Net increase (decrease) in cash and cash equivalents	45,868	(652)	—	45,216

Cash and cash equivalents at beginning of year	40,127	9,662	—	49,789

Cash and cash equivalents at end of year	$85,995	$9,010	$—	$95,005

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

Condensed Consolidating Statement of Cash Flow

	For the year ended December 31, 2002
				Consolidated
	WCI			WCI
	Communities,	Guarantor	Eliminating	Communities,
	Inc.	Subsidiaries	Entries	Inc.
Cash flows from operating activities:
Net income	$104,816	$90,347	$(90,347)	$104,816
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Expenses related to early repayment of debt	2,483	799	—	3,282
Deferred income taxes	966	(7)	3,911	4,870
Depreciation and amortization	5,794	6,049	—	11,843
Losses (earnings) from investment in joint ventures	967	(557)	—	410
Equity in earnings of subsidiaries	(90,347)	—	90,347	—
(Contributions to subsidiaries) contributions from parent, net	(1,296)	1,296	—	—
Changes in assets and liabilities:
Contracts and accounts receivable	(452)	(142,667)	1,990	(141,129)
Real estate inventories	(95,456)	(58,300)	—	(153,756)
Other assets	(20,341)	4,290	10,494	(5,557)
Accounts payable and other liabilities	(42,310)	112,588	(14,595)	55,683

Net cash (used in) provided by operating activities	(135,176)	13,838	1,800	(119,538)

Cash flows from investing activities:
Additions to property and equipment, net	(20,749)	(21,403)	—	(42,152)
Contributions to joint ventures, net	(200)	(9,782)	—	(9,982)

Net cash used in investing activities	(20,949)	(31,185)	—	(52,134)

Cash flows from financing activities:
Net repayments on senior secured credit facility	(250,000)	—	—	(250,000)
Net borrowings on senior unsecured credit facility	44,935	—	—	44,935
Net borrowings on mortgages and notes payable	29,106	15,523	(1,800)	42,829
Proceeds from issuance on senior subordinated notes	200,000	—	—	200,000
Net proceeds from issuance of common stock and exercise of stock options	138,799	—	—	138,799
Other	(11,970)	(1,125)	—	(13,095)

Net cash provided by (used in) financing activities	150,870	14,398	(1,800)	163,468

Net decrease in cash and cash equivalents	(5,255)	(2,949)	—	(8,204)

Cash and cash equivalents at beginning of year	45,382	12,611	—	57,993

Cash and cash equivalents at end of year	$40,127	$9,662	$—	$49,789

WCI Communities, Inc.
Notes to Consolidated Financial Statements
December 31, 2004
(In thousands, except per share data)

23. Quarterly Financial Information (unaudited)

Quarterly financial information for the years ended December 31, 2004 and 2003 is presented below:

	2004
	First	Second	Third	Fourth
Revenue	$265,313	$332,019	$472,229	$736,056
Gross margin	64,256	77,898	109,855	162,652
Income from operations before minority interests and income taxes	22,274	30,642	45,602	99,976
Minority interests	—	(839)	(1,306)	3,349
Net income	13,548	19,116	28,670	58,869
Earnings per share: (1)
Basic	$.31	$.43	$.64	$1.32
Diluted	$.30	$.42	$.62	$1.27
Weighted average number of shares:
Basic	43,715	44,071	44,525	44,558
Diluted	45,478	45,736	46,019	46,194

	2003
	First	Second	Third	Fourth
Revenue	$235,935	$310,641	$330,441	$575,188
Gross margin	65,307	71,877	75,363	149,443
Income from operations before income taxes	19,344	27,902	27,864	94,700
Net income	11,837	17,021	17,110	59,592
Earnings per share: (1)
Basic	$.27	$.39	$.39	$1.37
Diluted	$.26	$.38	$.38	$1.31
Weighted average number of shares:
Basic	44,433	43,866	43,490	43,549
Diluted	45,111	45,317	45,083	45,327

(1)	Due to rounding, the sum of the quarterly earnings per share amounts may not equal the reported earnings per share for the year.